SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

     This Second Amendment to Executive Employment Agreement (hereinafter referred to as the “Amendment”) has been entered into this 20th day of December, 2013, and amends that certain Executive Employment Agreement, dated May 3, 2012 (the “Original Agreement”), as amended June 1, 2012 by and between Identive Group, Inc., a Delaware corporation, having its principal executive offices at 1900-B Carnegie Ave., Santa Ana, CA 92705, United States of America (hereinafter together with all the companies directly and indirectly controlled by it referred to as the “Company”) and David Wear, a U.K. citizen being resident in England (hereinafter referred to as the “Executive”).This Amendment and the Original Agreement are collectively referred to herein as the “Agreement.”

     For and in good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged, the parties agree to amend the Original Agreement as follows:

1.	As of and from December 20, 2013, or such other date as may be mutually agreed by the parties (the “Change Date”), the Executive agrees to resign his position as Chief Financial Officer and Company Secretary of the Company as set forth in Section 1 of the Original Agreement and shall thereafter serve as Vice-President, Special Projects, of the Company.

Executive shall report to the Chief Executive Officer of the Company and perform such responsibilities as assigned from time to time. Executive shall devote his full attention to such obligations by using his best efforts to apply his skills and experience to perform his duties and promote the interests of the business and projects of the Company.

     2. Section 4(a) of the Original Agreement shall be amended such that the Term shall expire on February 28, 2015, unless the parties mutually agree in writing otherwise.

     3. Section 4(b) of the Original Agreement shall be amended such that either party may terminate the Agreement at any time after the Change Date (an “Early Termination”) but the Company shall be required to pay the Executive’s monthly fixed salary and the bonus payments pro rata through the end of the Term. In no case shall the Company be obligated to pay in excess of the Notice period requirement as stated in the Original Agreement,

     4. For the avoidance of doubt and notwithstanding an Early Termination, all benefits (including 10% company pension contribution, family private medical insurance and a monthly car allowance), to which Executive is entitled under Section 3 of the Original Agreement will continue until the end of the Term.

     5. In all other respects, the terms and conditions of the Original Agreement are hereby ratified and confirmed in full.

     6. This Amendment shall be deemed a contract under, and for all purposes shall be governed by and construed in accordance with the laws of Delaware. This Amendment has been drafted in English. In case of contradictions between the English version and a version prepared in any other language, the English version shall prevail.

     7. No provision of this Amendment may be amended or waived unless such amendment or waiver is authorized by the Company (including any authorized officer or committee of the Board of Directors) and signed by the Executive. No waiver by either party hereto of any breach by the other party of any condition or provision of this Amendment to be performed by such other party shall be deemed a waiver of a similar or dissimilar breach, condition or provision at the same time or at any prior or subsequent time.

     8. The Agreement contains the entire agreement between the parties hereto with respect to the matters herein and supersedes all prior agreements and understandings, oral or written, between the parties hereto, relating to such matters.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment in two counterparts on the date first above written.

IDENTIVE GROUP, INC.

By: /s/ Jason Hart Jason Hart Chief Executive Officer

EXECUTIVE

By: /s/ David Wear David Wear